Exhibit 99.1

Eastside Distilling, Inc. to Report First Quarter 2023 Financial Results on Friday,
May 12th, 2023 and Announces Anticipated Completion of Reverse Stock Split

PORTLAND, Oregon, May 9, 2023 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits, digital can printing, co-packing and mobile filling, will report its first quarter financial results after the market close on Friday, May 12, 2023. The Company will host a conference call on Monday, May 15, 2023 at 5:00 pm Eastern Time to review results.

First Quarter 2023 Conference Call Details

Date and Time: Monday, May 15, 2023 at 5:00pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 3471174. A webcast replay will be available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls for 90 days.

The Company also announced that it has filed a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to effect, after the close of business on May 12, 2023, a 1-for-20 reverse stock split of its shares of common stock. The Company’s common stock will begin trading on a split-adjusted basis when the market opens on May 15, 2023. The number of authorized shares of Eastside common stock has also been reduced from 35,000,000 to 1,750,000.

The Company’s shares of common stock will continue to trade on the NASDAQ under the symbol “EAST” but will trade under a new CUSIP number. The reverse stock split is intended to increase the market price per share of the Company’s common stock in order to comply with NASDAQ’s continued listing standards relating to minimum price per share.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Printing subsidiary is one of the Northwest’s leading independent mobile canning, co-packing and digital can printing businesses.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions, general competitive factors, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market, the Company’s success in obtaining new customers, the Company’s ability to execute its business model and strategic plans, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update the cautionary information in this press release.